                                                                  EXHIBIT 10(NN)

                                January 14, 2002


Martin Industries, Inc.
Attention: Mr. James W. Truitt
Vice President and Chief Financial Officer
P.O. Box 128
Florence, Alabama 35631

Re:      Line of Credit (Account #120435-524769); Loan Agreement dated
         January 7, 1993, as amended April 5, 1994, February 17, 1995, March 15, 1995, March 28, 1996, August 28, 1997, January 1, 2000, December 29,
         2000, January 31, 2001, March 15, 2001, May 15, 2001, June 15, 2001,
         September 1, 2001, October 15, 2001, October 31, 2001, November 9, 2001, November 19, 2001, November 26, 2001, and December 19, 2001
         (collectively "Loan Agreement") by and among Martin Industries, Inc. ("Martin Industries") and AmSouth Bank ("the Bank"). In this letter capitalized terms shall be given the meanings indicated in the Loan Agreement and/or in this letter.

Dear Mr. Truitt:

I am writing this letter to you concerning the indebtedness ("Indebtedness") referenced above of Martin Industries to the Bank and your recent request that the Loan Agreement be amended to effect an increase in the Borrowing Base. You have also requested a waiver of certain covenants included in the Loan Agreement.

In response to your requests, the Bank hereby amends the Loan Agreement as follows:

         A. The term "Borrowing Base" in Section 1.02 is amended as follows:

         "BORROWING BASE" shall mean the amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) plus the sum of (a) 80% of the Net Outstanding Amount of Eligible Accounts, plus (b) 80% of the Net Outstanding Amount of Eligible Dating Accounts, plus (c) 35% of the collateral value of Eligible Finished Goods Inventory, plus (d) 28% of the collateral value of Eligible Raw Material Inventory.

         B.       Section 3.03(a) is amended as follows:

                  (a) Commencing effective January 11, 2002, and continuing until payment in full, interest shall accrue on the Line of Credit Note at the rate per annum equal to two percentage points (200 basis points) in excess of the Prime Rate in effect from time to time. All interest shall be computed on an Actual/360 Basis and shall be payable monthly in arrears on the 15th day of each month in each year for the period ending on the last day of the immediately preceding calendar month, commencing on June 15, 2001, and on the Line of Credit Termination Date. Any change in the interest rate on the Line of Credit Note because of a change in the Prime Rate shall take effect on the effective date of such change in the Prime Rate as announced by the Lender without notice to the Borrower and without any further action by the Lender.

         C.       Section 8.20(a) is amended as follows:

                  SECTION 8.20. EBITDA. (a) The Borrower will not permit its monthly earnings before interest, taxes, depreciation and amortization as of the following dates to be less than the applicable amount:


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
                   Month End Date                                    Amount
                --------------------                              -----------
                June 30, 2001                                     $  (476,000)
                August 4, 2001                                    $   248,000
                September 1, 2001                                 $   429,000
                September 29, 2001                                $   860,000
                October 27, 2001                                  $   639,000
                November 24, 2001                                 $   683,000
                December 31, 2001                                 $   743,000
                January 26, 2002                                  $  (200,000)
                February 23, 2002                                 $  (142,000)
                March 30, 2002                                    $   (13,000)


Effective as of January 14, 2002, all references in the Loan Documents to the "Loan Agreement" shall mean the Loan Agreement, as heretofore modified and amended and as further modified and amended hereby.

In all other respects, the Loan Agreement shall remain in full force and effect in accordance with its terms.

In addition to the foregoing, the Bank waives any default or Event of Default arising out of the Borrower's failure to comply with Sections 8.09, 8.11, 8.12,
8.13 and 8.20 of the Loan Agreement with respect to the fiscal period ended December 31, 2001.

Martin Industries is in discussions to obtain a loan guaranteed by the United States Department of Agriculture (the "USDA Loan"). If Martin Industries obtains the USDA Loan, then (i) Martin Industries will apply $1,500,000 of the proceeds of the USDA Loan to reduce the balance outstanding under the Line of Credit Note, and (ii) the definition of "Borrowing Base" in Section 1.02 of the Loan Agreement will be amended to read as follows:

                  "BORROWING BASE" shall mean the sum of (a) 80% of the Net Outstanding Amount of Eligible Accounts, plus (b) 80% of the Net Outstanding Amount of Eligible Dating Accounts, plus (c) 35% of the collateral value of Eligible Finished Goods Inventory, plus (d) 28% of the collateral value of Eligible Raw Material Inventory.

To evidence the acceptance of the foregoing amendments and agreements on the terms and conditions set forth herein, please sign and return to me the enclosed copy of this letter agreement. By so signing the enclosed copy of this letter agreement, Martin Industries acknowledges and agrees to the following terms and conditions of such amendments and agreements:

1. This letter agreement shall not be deemed to be an accord and satisfaction of the Indebtedness or any other obligation owed to the Bank.

2. All collateral that now secures all or any of the Indebtedness shall continue to secure same. Nothing in this letter agreement diminishes any security interest or lien that the Bank has in any assets securing the Indebtedness. All of the collateral, rights, security, and guarantees that the Bank now has to secure any of the Indebtedness due from Martin Industries shall remain in full force and effect and are hereby ratified and confirmed.

3. The Bank reserves all of its rights and remedies under the Loan Agreement, the Security Documents, any other Loan Documents, and/or applicable law, in respect of any Event(s) of Default. The current non-exercise by the Bank of any rights and remedies which it may have shall not constitute a release or waiver of any of its rights and/or remedies or a release or waiver of any Event(s) of Default under the Loan Agreement, the Security Documents, or any other Loan Documents, except for the Waiver provided in this letter agreement. The Bank specifically reserves the right to invoke any and all rights and remedies at any time in its sole discretion.

4. Martin Industries hereby releases, satisfies, cancels, waives, acquits, and forever discharges the Bank, its directors, officers, employees, agents, attorneys, successors and assigns, of and from any and all claims, demands, actions, or



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         causes of action of any kind or character, arising at any time in the past, up to and including the date of this letter agreement, which relate or pertain in any way to the Indebtedness and/or collection of them.

5. The Indebtedness is owed by Martin Industries to the Bank for the amount (exclusive of outstanding letters of credit, ACH exposures and the Bank's attorneys fees) herein stated and there are no defenses, setoffs, or counterclaims with respect thereto:

                                                                            Payoff as of
         General Description                   Obligation No.                 1/14/02
         -------------------                   --------------              -------------
         Line of Credit                           #524769                  $5,610,484.39

6. Martin Industries agrees to pay the Indebtedness strictly and promptly in accordance with the terms of the applicable promissory notes or other debt instruments, as specifically modified by the Loan Agreement and this letter agreement.

7. Subject to the provisos below, Martin Industries shall pay to the Bank a fee in the total amount of One Hundred Ten Thousand and No/100 Dollars ($110,000.00), $10,000 of which (the "Closing Fee") shall be payable upon the execution of this letter agreement and $100,000 of which (the "Maturity Fee") shall be payable on the Line of Credit Termination Date; provided, however, that if Martin Industries pays in full all amounts outstanding under the Line of Credit Note on or before March 31, 2002, Martin Industries shall not be obligated to pay the Maturity Fee. Subject to the terms and conditions otherwise applicable to the making of Advances under the Loan Agreement, Martin Industries may request and receive an Advance to pay the Closing Fee.

8. Martin Industries agrees to pay to the Bank's counsel, Wilmer, Lee & Rowe, P.A., on or before February 28, 2002, all of its attorney's fees incurred in connection with this amendment and/or the collection of the Indebtedness.


                                    Very truly yours,


                                    /s/ DARLENE CHANDLER


                                    Darlene Chandler
                                    Vice President


cc:  Denson N. Franklin III, Esq.
     S. Dagnal Rowe, Esq.


ACCEPTED AND AGREED TO BY:

                MARTIN INDUSTRIES, INC.

By:               /s/ JAMES W. TRUITT
    -------------------------------------------------
                    James W. Truitt
     Its Vice President and Chief Financial Officer